U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ADVANCED EMISSIONS SOLUTIONS, INC.
(Name of registrant as specified in its charter)

Delaware	27-5472457
(State of incorporation or organization)	(I.R.S. Employer Identification Number)

9135 South Ridgeline Boulevard, Suite 200, Highlands Ranch, CO	80129
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐	If this form relates to the registration of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates:	Not Applicable
(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:
None
(Title of Class)

Securities to be registered pursuant to Section 12(g) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Junior Participating Preferred Stock	None

ADVANCED EMISSIONS SOLUTIONS, INC.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.
On December 16, 2015, Advanced Emissions Solutions, Inc. (the “Company”), entered into the First Amendment to Rights Agreement (the “Amendment”) between the Company and Computershare Trust Company, N.A., as rights agent.
The Amendment amends the definition of an “Acquiring Person” under the Rights Agreement to increase the beneficial ownership threshold of the Company's common stock in such definition from 10% to 20% and to make conforming changes in the “Summary of Rights” included in Exhibit C of the Rights Agreement. No other changes were made to the Rights Agreement.
The rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement, as amended. Copies of the Rights Agreement and the amendment are available free of charge from the Company. A copy of the Rights Agreement was previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 2, 2015. A copy of the amendment to the Rights Agreement has been filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on December 17, 2015. The foregoing descriptions of the Rights Agreement, as amended, and the amendment to the Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such exhibits and to the Company’s Registration Statement on Form 8-A filed on February 3, 2015, which are incorporated by reference herein.

Item 2.	Exhibits.
The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description
4.1
Rights Agreement dated as of February 1, 2015, by and between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 000-54992) filed on February 2, 2015).

4.2
First Amendment to Rights Agreement, dated as of December 16, 2015 by and between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K (File No. 000-54992) filed on December 17, 2015).

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
Date: December 17, 2015

Advanced Emissions Solutions, Inc.

/s/ L. Heath Sampson
L. Heath Sampson
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1
Rights Agreement dated as of February 1, 2015, by and between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 000-54992) filed on February 2, 2015).

4.2
First Amendment to Rights Agreement, dated as of December 16, 2015 by and between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K (File No. 000-54992) filed on December 17, 2015).

4